EXHIBIT 10.3

FOURTH AMENDMENT TO
REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS FOURTH AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT dated as of December 29, 2003 (the “Amendment”), is entered into by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company, in its capacity as administrative agent and collateral agent for the Lenders under the Agreement referenced below (“Agent”), the Lenders party thereto, and GARDENBURGER, INC., an Oregon corporation (“Borrower”).  Capitalized terms used and not otherwise defined herein are used as defined in the Agreement (as defined below).

WHEREAS, the Agent, Lenders and Borrower have entered into that certain Revolving Credit and Term Loan Agreement dated as of January 10, 2002 (as amended, supplemented, modified and/or restated from time to time, the “Agreement”), together with a First Amendment to the Agreement dated as of September 30, 2002, a Second Amendment to the Agreement dated as of December 31, 2002, and a Third Amendment to the Agreement dated as of March 31, 2003;

WHEREAS, Borrower has requested that Agent and Lenders amend certain provisions of the Agreement and consent to certain modifications to the subordinated indebtedness of Borrower, all as provided herein; and

WHEREAS, subject to satisfaction of the conditions set forth herein, Agent and the Lenders are willing to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           Amendments.  As of the Effective Date, the Agreement is amended as follows:

(a)                                  Section 2.8 of the Agreement shall be and hereby is amended and restated and replaced in its entirety to read in full as follows:

“2.8                         Repayment of Term Loan; Maturity

Payment of principal (in addition to the interest payments in Section 2.7) and all other amounts outstanding under the Term Loan shall be made monthly as follows:

(a)                                  the amount per month indicated below (based on the applicable calendar month) shall be due and payable, beginning January 1, 2004, and continuing on the first day of each calendar month thereafter through the last month of the Term Loan Term:

Year	Monthly Principal Payment
January 1, 2004 through September 1, 2004	$120,000.00
October 1, 2004 through the last day of the Term Loan Term	$166,667.00

(b)                                 the unpaid principal of the Term Loan and all other Obligations under the Term Loan shall be due and payable in full, and the Term Notes shall mature, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or pursuant to Agent’s demand upon an Event of Default, and (ii) the last day of the Term Loan Term (such earlier date being the “Term Loan Maturity Date”).”

(b)                                 Section 7.11 of the Agreement shall be and hereby is amended and restated and replaced in its entirety to read in full as follows:

“7.11                 Payment on Subordinated Debt.

Borrower shall not (a) make any payment or prepayment of any part or all of the Subordinated Debt, (b) repurchase, redeem or retire any instrument evidencing the Subordinated Debt prior to maturity, or (c) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to the Subordinated Debt; provided, however, that Borrower may make scheduled and accrued interest payments on the Subordinated Debt and Excess Cash Flow payments on and after September 30, 2004, each in accordance with and subject to the provisions of the Note Purchase Agreement, if after giving effect to such payments, Borrower has (i) Excess Availability of at least $2,500,000, (ii) a Pro Forma Fixed Charge Coverage Ratio for the most recently ended Quarterly Test Period and as of the date of such payment on the Subordinated Debt of at least 1.00 to 1.00 and (iii) represented to Agent that Borrower will have a Pro Forma Fixed Charge Coverage Ratio for the two Quarterly Test Periods immediately following the date of such payment, to the best of Borrower’s knowledge at the date of such representation, of at least 1.00 to 1.00, which shall be supported by written projections; provided, further that any such payment may not be made until Agent (A) has had at least 7 calendar days to review documents which support the above listed requirements, and (B) has agreed that such requirements have been satisfied.”

(c)                                  The definition of “Revolving Facility Term” set forth in Appendix A to the Agreement shall be and hereby is amended and restated and replaced in its entirety to read in full as follows:

“‘Revolving Facility Term’ shall mean the period commencing on the Closing Date and ending on January 31, 2007; provided that this period shall automatically end on December 10, 2005, if Borrower has not delivered to Agent by April 30, 2004, a file-stamped and certified copy of (x) Articles of Amendment in the form attached to the Fourth Amendment as Exhibit A or (y) designations of terms of one or more newly-created series of preferred stock, in each case pursuant to which the first scheduled principal payment or redemption specified therein, with respect to all of the shares of Borrower’s preferred stock then outstanding, will not occur before June 30, 2008; provided further that this period shall automatically end on December 15, 2004, at any time the maturity date of the Subordinated Debt is not on a date which is on or after March 25, 2006.”

(d)                                 The definition of “Term Loan Term” set forth in Appendix A to the Agreement shall be and hereby is amended and restated in its entirety to read in full as follows:

“‘Term Loan Term’ shall mean the period commencing on the Closing Date and ending on January 31, 2007; provided that this period shall automatically end on December 10, 2005, if Borrower has not delivered to Agent by April 30, 2004, a file-stamped and certified copy of (x) Articles of Amendment in the form attached to the Fourth Amendment as Exhibit A or (y) designations of terms of one or more newly-created series of preferred stock, in each case pursuant to which the first scheduled principal payment or redemption specified therein, with respect to all of the shares of Borrower’s preferred stock then outstanding, will not occur before June 30, 2008; provided further that this period shall automatically end on December 15, 2004, at any time the maturity date of the Subordinated Debt is not on a date which is on or after March 25, 2006.”

(e)                                  The definition of “Excess Availability” set forth in Appendix A to the Agreement shall be and hereby is amended and restated in its entirety to read in full as follows:

“Excess Availability” shall mean Availability plus cash of Borrower less the outstanding balance of all Advances.”

(f)                                    The following definition is hereby added to Appendix A to the Agreement:

“Fourth Amendment” shall mean that certain Fourth Amendment to Revolving Credit and Term Loan Agreement dated as of December 29, 2003 among Borrower, Agent and Lenders.”

(g)                                 Annex I and Schedule A-1 to the Agreement shall be and hereby are amended and restated and replaced in their entirety as set forth on Annex I and Schedule A-1 attached hereto.

(h)                                 Borrower shall pay to Lenders an amendment fee of $129,415 (the “Fourth Amendment Fee”), which shall be deemed earned in full on the Effective Date and shall be payable in two payments of $64,707.50 on (1)  the Effective Date and (2) September 30, 2004.

SECTION 2.                                Conditions.  This Amendment shall be effective upon the satisfaction of the following conditions precedent (the “Effective Date”):  (a) the representations and warranties contained herein and in all other Loan Documents shall be true and correct in all material respects as of the date hereof, except for such representations and warranties limited by their terms to a specific date; (b) no Default or Event of Default shall be in existence as of the date hereof; (c) Borrower shall have delivered to the Agent an executed original copy of this

Amendment and each other agreement, document or instrument reasonably requested by the Agent in connection with this Amendment; (d) (i) the holders of the Subordinated Debt and Borrower shall have executed a Fifth Amendment to Note Purchase Agreement (the “Note Purchase Agreement Amendment”) in the form attached hereto as Exhibit B and a First Amendment to Amended and Restated Convertible Senior Subordinated Note (the “Note Amendment”) in the form attached hereto as Exhibit C and (ii) the holders of the Subordinated Debt shall have consented in writing to this Amendment, in form and substance satisfactory to Agent, and none of the provisions of this Amendment shall be a breach or event of default under the Note Purchase Agreement or with respect to the Subordinated Debt; (e) Borrower shall have paid to Agent all fees, costs and expenses owed to and/or incurred by the Agent and Lenders arising in connection with the Loan Documents and/or this Amendment, including all amounts owed pursuant to Section 7(f) below and the portion of the Fourth Amendment Fee due on the Effective Date; (f) Borrower shall have delivered to Agent a certificate of the corporate secretary or assistant secretary of Borrower dated as of the date of this Amendment, as to the incumbency and signature of the Persons executing this Amendment on behalf of Borrower, in form and substance acceptable to Agent; and (g) all proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Agent.

SECTION 3.                                Consent to Modifications of Agreements with Subordinated Lender.  As of the Effective Date, Agent and Lenders hereby consent to Borrower’s execution and delivery of the Note Purchase Agreement Amendment and the Note Amendment.

SECTION 4.                                Waivers.  Agent and Lenders (a) hereby acknowledge that Events of Default exist because of Borrower’s failure to comply with the following financial covenants as of September 30, 2003:  Minimum Adjusted EBITDA, Leverage Ratio and Fixed Charge Coverage Ratio; and (b) as of the Effective Date waive all such Events of Default.

SECTION 5.                                Agreement in Full Force and Effect as Amended.  Except as specifically amended hereby, the Agreement and other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Agreement or any other Loan Document or any right, power or remedy of Agent or Lenders, or constitute a waiver of any provision of the Agreement or any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent and/or Lenders whether under the Agreement, the other Loan Documents, at law or otherwise.  All references to the Agreement shall be deemed to mean the Agreement as modified hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Agreement and/or other Loan Documents, but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and conditions of the Agreement and Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment, and each reference herein or in any other Loan Documents to the “Loan

Agreement” or “Credit Agreement” shall mean and be a reference to the Agreement as amended and modified by this Amendment.

SECTION 6.                                Representations.  Borrower hereby represents and warrants to Agent and Lenders as follows:  (i) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the execution, delivery and performance by it of this Amendment and all other Loan Documents executed and/or delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (A) its articles of organization, operating agreement, or other organizational documents, or (B) any applicable law; (iii) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Loan Documents executed and/or delivered in connection herewith by or against it; (iv) this Amendment and all other Loan Documents executed and/or delivered in connection herewith has been duly executed and delivered by it; (v) this Amendment and all other Loan Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (vi) after giving effect to this Amendment, it is not in default under the Loan Documents and no Default or Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment; and (vii) the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date.

SECTION 7.                                Miscellaneous.

(a)                                  This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.  Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(b)                                 This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in the Agreement.  This Amendment shall be considered part of the Agreement and shall be a Loan Document for all purposes under the Agreement and other Loan Documents.

(c)                                  This Amendment, the Agreement and the Loan Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

(d)                                 THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

(e)                                  Borrower may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder.  No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or any Guarantor.  Nothing contained in this Amendment shall be construed as a delegation to Agent or Lenders of Borrower’s or any Guarantor’s duty of performance, including, without limitation, any duties under any account or contract in which Agent has or Lenders have a security interest or Lien.  This Amendment shall be binding upon the Borrower and its respective successors and assigns.

(f)                                    The Borrower shall pay all costs and expenses incurred by Agent and Lenders or any of their affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches) and reasonable fees and expenses of outside counsel, in connection with entering into, negotiating, preparing, reviewing and executing this Amendment and the documents, agreements and instruments contemplated hereby and all related agreements, documents and instruments, and all of the same shall be part of the Obligations.

(g)                                 Borrower hereby (i) agrees that this Amendment shall not limit or diminish the obligations of Borrower under the Loan Documents, (ii) reaffirms its obligations under each of the Loan Documents to which it is a party, and (iii) agrees that each of such Loan Documents remains in full force and effect and is hereby ratified and confirmed.

(h)                                 All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by Agent or Lenders shall affect such representations or warranties or the right of Agent or Lenders to rely upon them.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to Revolving Credit and Term Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER/AGENT:		BORROWER:

CAPITALSOURCE FINANCE LLC		GARDENBURGER, INC.

By:	/s/ Joseph A. Turitz	By:	/s/ Scott C. Wallace
Name: Joseph Turitz		Name: Scott C. Wallace
Title: Associate General Counsel		Title: President and Chief Executive Officer

ANNEX I

FINANCIAL COVENANTS

1)                                     Leverage Ratio

The Leverage Ratio shall not exceed (i) 2.85:1.00 for the Quarterly Test Period ending December 31, 2003, (ii) 3.60:1.00 for the Quarterly Test Period ending March 31, 2004, (iii) 3.45:1.00 for the Quarterly Test Period ending June 30, 2004, and (iv) 2.50:1.00 for each Quarterly Test Period after June 30, 2004.

2)                                     Minimum Adjusted EBITDA

Adjusted EBITDA for each Quarterly Test Period shall not be less than the amounts specified below:

Quarterly Test Period	Amount
December 31, 2003	$3,400,000
March 31, 2004	$3,300,000
June 30, 2004	$3,000,000
September 30, 2004	$4,900,000
December 31, 2004	$5,000,000
March 31, 2005	$5,100,000
June 30, 2005	$5,700,000
September 30, 2005 and thereafter	$6,000,000

3)                                     Fixed Charge Coverage Ratio

The Fixed Charge Coverage Ratio for each Quarterly Test Period shall not be less than the ratios specified below:

Quarterly Test Period	Ratio
September 30, 2005	1.10:1.00
December 31, 2005 and thereafter	1.25:1.00

4)                                     Capital Expenditures

Borrower shall not permit its Capital Expenditures in the aggregate to exceed $1,200,000 for the fiscal year ending on September 30, 2004, and $1,100,000 for each fiscal year ending on or after September 30, 2005.

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5)                                     Senior Fixed Charge Coverage Ratio.

The Senior Fixed Charge Coverage Ratio for each Quarterly Test Period set forth below shall not be less than the ratios specified below:

Quarterly Test Period	Ratio
December 31, 2003	1.00:1.00
March 31, 2004	1.00:1.00
June 30, 2004	0.90:1.00
September 30, 2004	1.35:1.00
December 31, 2004	1.35:1.00
March 31, 2005	1.48:1.00
June 30, 2005	1.57:1.00

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

“Adjusted EBITDA” shall mean EBITDA plus the amounts listed on the attached Schedule A-1 for the applicable Quarterly Test Period to the extent actually incurred by Borrower and verified by Agent.

“Capital Expenditures” shall mean, for any fiscal year, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during such fiscal year that are or should be treated as capital expenditures under GAAP.

“EBITDA” shall mean, for any Quarterly Test Period, the sum, without duplication, of the following for Borrower, on a consolidated and consolidating basis:  Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) non-cash dividends on preferred stock, and (f) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, all of the foregoing determined in accordance with GAAP, less (f) all non-cash income.

“Fixed Charge Coverage Ratio” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the ratio of (a) Adjusted EBITDA for the Quarterly Test Period most recently ended before such date, to (b) Fixed Charges for the Quarterly Test Period most recently ended before such date, in each case taken as one accounting period.

“Fixed Charges” shall mean, on any calculation date, for any Quarterly Test Period, the sum of the following for Borrower, individually and collectively, on a consolidated and consolidating basis:  (a) Total Debt Service for such period, (b) Capital Expenditures during such period, (c) income taxes paid in cash or accrued during such period, and (d) dividends paid or declared during such period.

“Interest Expense” shall mean, for any Quarterly Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) of Borrower

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individually and collectively, on a consolidated and consolidating basis with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

“Leverage Ratio” shall mean, at any date of determination, for Borrower, the ratio of (i) the aggregate unpaid principal amount of all Loans on such date, plus the aggregate liability of Borrower pursuant to any letter of credit or surety bond to (ii) Adjusted EBITDA.

“Net Income” shall mean, for any Quarterly Test Period, the net income (or loss) of Borrower individually and collectively on a consolidated and consolidating basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

“Pro Forma Fixed Charge Coverage Ratio” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the ratio of (a) Adjusted EBITDA for the Quarterly Test Period most recently ended before such date, to (b) Fixed Charges (less non-cash Interest Expense on the Subordinated Debt and non-cash charges relating to premium payable on the Subordinated Debt) for the Quarterly Test Period most recently ended before such date, in each case taken as one accounting period.

“Quarterly Test Period” shall mean the twelve month period ending on the last day of each March, June, September and December of each year.

“Senior Fixed Charge Coverage Ratio” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the ratio of (a) Adjusted EBITDA for the Quarterly Test Period most recently ended before such date, to (b) Fixed Charges (less Interest Expense on the Subordinated Debt and non-cash charges relating to

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premium payable on the Subordinated Debt) for the Quarterly Test Period most recently ended before such date, in each case taken as one accounting period.

“Total Debt Service” shall mean for any period, for Borrower individually and collectively on a consolidated and consolidating basis, the sum of (i) scheduled or other required payments of principal on Indebtedness, (ii) any other fees due or payable in connection with any Indebtedness, and (iii) Interest Expense (excluding any non-cash charges accrued for such period with respect to the Exit Fee, the fees and expenses paid by Borrower in connection with the Closing and the Fourth Amendment, the closing fees and expenses paid by Borrower in connection with the Subordinated Debt, and the premium payable on the Subordinated Debt).

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